UNITED STATES COURT OF APPEALS
                             FOR THE FOURTH CIRCUIT
                               Richmond, Virginia

R.M.S. TITANIC, INC.,

                                    Appellant,

v.                                                            Docket No. 01-2227

The Wrecked and Abandoned Vessel,
....believed to be the RMS TITANIC,
in rem,
-- ---

                                    Appellee.

                         MOTION FOR STAY OF THE MANDATE

     NOW COMES the Appellant, R.M.S. Titanic, Inc. ("RMST"), by counsel, pursuant to Rule 41 of the Federal Rules of Appellate Procedure and moves this Court to stay the issuance of the mandate on the following grounds:

     1. In 1987, RMST, through its predecessor-in-interest, Titanic Ventures Limited Partnership ("TVLP"), conducted the first salvage at the wreck site of the R.M.S. TITANIC approximately 21/2 miles beneath the surface of the North Atlantic Ocean;

     2. In 1992, RMST, through its predecessor-in-interest, TVLP, appeared before the U.S. District Court for the Eastern District of Virginia to assert salvage and ownership rights to the R.M.S. TITANIC and its cargo;

     3. On October 13, 1992, after having heard substantial evidence over several days, the District Court authored and entered an Order providing that: the intervening plaintiff Titanic Ventures is the true, sole and exclusive owner of any items salvaged from the wreck of the defendant vessel and is entitled to all salvage rights; and it is further ORDERED that . . . the U.S. Marshall is

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directed to deliver the  artifacts in his custody,  per previous  court order in this matter,  to counsel for Titanic  Ventures.  (emphasis added)

Marex Titanic, Inc. and Titanic Ventures v. The Wrecked and Abandoned Vessel . . ..Civil Action No. 2:92cv618 (U.S. Dist. Ct., E.D.Va., Norf. Div.)(October 13,
1992);

     4. The 1992 Opinion and Order of the District Court was subsequently reversed by this Court on the grounds that the District Court improperly vacated a voluntary dismissal filed by the plaintiff during the District Court proceedings; Marex Titanic, Inc. v. The Wrecked and Abandoned Vessel, 2 F.3d 544 (4th Cir. 1993).

     5. With the dismissal of the 1992 case, RMST commenced an in rem action against the R.M.S. Titanic seeking a salvage and/or finds award;

     6. After publication of notice that the District Court would entertain claims against the wreck and her cargo, the sole claim was filed by Liverpool & London Steamship Protection and Indemnity Association, Ltd. based upon subrogation rights it obtained from payment of some passengers claims for their personal effects and cargo;

     7. On June 7, 1994, the District Court entered an Order, based upon representations by the sole claimant (Liverpool & London Steamship Protection and Indemnity Association, Ltd.) and RMST that all matters and controversies between them had been compromised and settled, dismissing the claim of Liverpool & London Steamship Protection and Indemnity Association, Ltd.;

     8. After entry of that Order, the District Court entered another Order on June 7, 1994, which Order contained the same operative language regarding ownership as was contained in the District Court's 1992 Order, and stated in pertinent part as follows:

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     the  court   FINDS  AND  ORDERS   that   R.M.S.   Titanic,   Inc.   is  the
     salvor-in-possession of the wreck and wreck site of the R.M.S. Titanic, . . . and that R.M.S. Titanic, Inc. is the true, sole and exclusive owner of any items salvaged from the wreck of the defendant vessel in the past and, so long as R.M.S. Titanic, Inc. remains salvor in possession, items salvaged in the future. . .(emphasis added).

     R.M.S. Titanic, Inc. v. The Wrecked and Abandoned Vessel . . . Civil Action No. 2:93cv902 (U.S. Dist. Ct., E.D.Va., Norf. Div.)(June 7, 1994);

     9. During the period of 1993 to the present, RMST encumbered artifacts, entered into contracts for the exhibition of artifacts and sold coal recovered from the wreck site of the RMS TITANIC, all with the knowledge and approval of the District Court. At the same time, RMST advised the District Court that its business plan was to exhibit the artifacts, rather than sell them;

     10. In 1998, the District Court ruled, among other things, that RMST was entitled to exclude third parties from visiting and photographing the wreck site while it continued as salvor-in-possession;

     11. In 1999, this Court reversed the District Court ruling regarding visitation and photography, while affirming jurisdiction. In so doing, and in addressing other issues, this Court reviewed the status and content of the case. In its review, this Court's 1999 Opinion states that:

     in 1994, the District Court in the Eastern District of Virginia, exercising constructive in rem jurisdiction over the wreck and wreck site of the Titanic, awarded exclusive salvage rights as well as ownership of recovered artifacts, to R.M.S. Titanic, Inc. ("RMST"), a Florida corporation.

     R.M.S. Titanic, Inc. v. Haver, et al, 171 F. 3d 943, 951 (4th Cir. 1999)(J. Niemeyer writing for the panel). The 1999 Opinion went on to review the procedural history in detail, to note that the only claim that was filed in the District Court action was dismissed on June 7, 1994, and to recognize that:

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         on the same day, the Court entered a separate  order  granting RMST not only exclusive salvage rights over the wreck and the wreck site of the Titanic, but also `true, sole and exclusive ownership of any items salvaged from the wreck.' (emphasis added)

Id. at 952. The Court went on in its 1999 Opinion, to review in detail the procedure followed by the District Court and then determined that:

         [t]hese conclusions reached by the District Court about RMST's rights are consistent with salvage law which is part of the jus gentium and we expect that whether RMST had returned property from the Titanic to an admiralty court in England or France or Canada, the court would, by applying the same principles, have reached the same conclusions. (emphasis added)

Id. at 966-67;

     12. In July 2000, after reviewing newspaper reports and letters received from non- parties indicating that RMST planned to sell the artifacts, the District Court issued an Order directing RMST not to sell the artifacts it had recovered. Because RMST assumed the District Court was asserting the right to control such disposition as an incident of the Court's control over the salvor's activities as salvor-in-possession (rather than any lack of ownership by RMST), and because RMST had no plans to sell artifacts at that time, no action was taken to appeal this Order;

     13. RMST's business plan changed in 2001 and it began to consider alternatives to exhibition. Pursuant to a prior order of the District Court, RMST filed a Periodic Report on September 17, 2001 discussing such alternatives and appeared before the District Court on September 24, 2001 to present that Periodic Report. Following the September 24, 2001 hearing, the District Court issued an Order on September 26, 2001, which Order was subsequently amended on October 19, 2001. In said Orders, the District Court continued to enjoin RMST from transferring title to individual artifacts recovered from the wreck of the TITANIC. Moreover, the District Court enjoined RMST from selling, as a group, all of the artifacts previously recovered from the wreck and all of the artifacts recovered in the future from the wreck, without prior approval of the Court. RMST, in turn, filed a timely appeal of the Orders;

     14. On February 25, 2002, this Court heard argument on RMST's appeal. On April 12, 2002, this Court, affirmed the Orders of the District Court. R.M.S. Titanic, Inc. v. The Wrecked and Abandoned Vessel. . ., No. 01-2227, 2002 U.S. App. LEXIS 6799 (4th Cir. 2002)(J. Niemeyer writing for the panel).

     15. In so ruling, this Court reviewed and declared ambiguous the June 7, 1994 Order of the District Court that had awarded ownership to RMST of all items then salvaged from the wreck of the TITANIC as well as all items to be salvaged in the future by RMST so long as RMST remained salvor-in-possession of the TITANIC. As noted above, in pertinent part, the June 7, 1994 Order contained language identical to the 1992 Order authored by the District Court:

     [T]he court FINDS AND ORDERS that R.M.S. Titanic, Inc. is the salvor-in-possession of the wreck and wreck site of the R.M.S. Titanic, . . . and that R.M.S. Titanic, Inc. is the true, sole and exclusive owner of any items salvaged from the wreck of the defendant vessel in the past and, so long as R.M.S. Titanic, Inc. remains salvor in possession, items salvaged in the future. . .

     R.M.S. Titanic, Inc. v. The Wrecked and Abandoned Vessel . . . Civil Action No. 2:93cv902 (U.S.

     Dist. Ct., E.D.Va., Norf. Div.)(June 7,1994);


     16. The validity of the June 7, 1994 Order and its award of title to the artifacts was not

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challenged  by RMST or either of the two amicus  curiae  and,  thus,  was not an issue raised on appeal. However, acting sua sponte, this Court reviewed the 1994 Order, reinterpreted it to convey only possession, not title, and held that RMST had no title to any artifacts that it had previously recovered from the wreck of the TITANIC nor to any artifacts that it might recover in the future therefrom;

     17. Such a ruling is inconsistent with this Court's March 25, 1999 Opinion in which it acknowledged and affirmed the District Court's award of ownership to RMST of the artifacts previously recovered from the wreck and all of the artifacts recovered in the future from the wreck so long as RMST remained salvor-in-possession. It is also inconsistent with the numerous statements of the District Court acknowledging RMST's right to lien the artifacts and contract for exhibition of artifacts, and the District Court's numerous recitations of the 1994 Order during the interim;

     18. Implicit and inherent in the District Court's Order (which made a finding that RMST was an owner) is the discretionary determination by the District Court that the proceeds of any sale of the artifacts recovered from the wreck of the TITANIC would be inadequate to pay RMST its full reward for salvage service and the further discretionary determination, consistent with well-established salvage law, that it was appropriate to award RMST title to the artifacts in lieu of the proceeds of sale, thereby saving the costs of sale which would otherwise be charged against the total value of the artifacts;

     19. For nearly eight years, RMST has relied upon the District Court's June 7, 1994 Order and its award of ownership of the artifacts to RMST. Indeed, the District Court's June 7, 1994 Order and this Court's subsequent affirmation of that Order on March 25, 1999 have been the pillars upon which RMST has been

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built and its daily business operations conducted. Relying upon the June 7, 1994
Order of the District Court and its award of ownership, as well as this Court's March 25, 1999 affirmation of said Order and award, RMST has sold shares of company stock based upon representations of artifact ownership made by the
District  Court  and  this  Court,   committed  significant  resources  to  fund
expeditions to the wreck, encumbered the artifacts recovered from the wreck and repeatedly entered into agreements to exhibit the artifacts around the world. Such actions, essentially available only to property owners, have provided the company with the capital necessary to remain in business and to continue to conduct salvage expeditions to the wreck of the TITANIC;

     20. The conclusions of this Court in its April 12, 2002 Opinion are in conflict with the facts and law discussed herein. As a result, RMST is in the process of preparing a timely appeal of this Court's April 12, 2002 Opinion;

     21. Should the mandate issue in this case in a timely fashion, RMST's economic ability to appeal this Court's decision or even to pursue its salvage award may be undermined, if not extinguished, as RMST will then need to obtain permission from the District Court to continue the aforementioned business transactions that provide RMST with its stream of income;

     22. Because the June 7, 1994 Order of the District Court awarding title in the artifacts to RMST was affirmed by this Court in 1999; because the 1994 Order of the District Court has stood since the date of its entry, has formed the basis for the District Court's actions for nearly eight years and has been extensively relied upon by RMST for nearly eight years in its daily business operations; because there is implicit and inherent in the District Court's 1994 Order (which made a finding that RMST was an owner) a discretionary determination by the District Court that the proceeds of any sale of the artifacts recovered from the wreck of the TITANIC would be inadequate to pay

RMST its full award for salvage service and a further discretionary determination, consistent with well-established salvage law, that it was appropriate to award RMST title to the artifacts in lieu of the proceeds of sale, thereby saving the costs of sale; because the pertinent ownership language in the 1994 Order of the District Court mirrors the language authored and employed by the District Court in its October 13, 1992 Order awarding title in the artifacts to TVLP (RMST's predecessor-in-interest); and because the validity of the 1994 Order of the District Court and its award of title was not raised by the appellant or amici on appeal, this Motion presents substantial questions, shows good cause for granting stay of the mandate, and is neither frivolous nor filed merely for delay.

     WHEREFORE, in light of the substantial questions presented and good cause shown herein, Appellant RMST, by counsel, respectfully requests that the Court grant the relief sought in this motion and stay the issuance of the mandate.

                                     R.M.S. TITANIC, INC.





                                     By:_________________________________
                                                  Of Counsel


Mark S. Davis (VSB # 29006)
Robert C. Scaro, Jr. (VSB # 43171)
CARR & PORTER LLC
355 Crawford Parkway, Suite 520
Portsmouth, Virginia 23704
TEL:  (757) 393-6018
FAX:  (757) 393-0854
Counsel for R.M.S. Titanic, Inc.





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                             CERTIFICATE OF SERVICE

     I hereby certify that a true and accurate copy of the foregoing Motion for Stay of the Mandate has been transmitted via regular mail to:

         Neal L. Walters, Esq.
         Counsel for Amicus Curiae,
         University of Virginia School of Law Appellate Litigation Clinic 418 East Water Street
         P.O. Box 2737
         Charlottesville, VA 22902

         Craig A. Markham, Esq.
         Counsel for Amicus Curiae, David Shuttle
         Elderkin, Martin, Kelly & Messina
         150 East Eighth Street
         Erie, Pennsylvania 16501





    ----------------
         Dated                                                    Mark S. Davis